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                                                               EXHIBIT (a)(1)(D)




May 28, 2003


<Optionee Name>

<Address>

<City, State, ZIP>

Re:  Personal Identification Number for <Delta SkyShares>

Dear:  (full name)

This letter is to remind you that your Personal Identification Number (PIN) is XXXXX.

Should you decide to participate in the Delta Air Lines Stock Option Exchange Program, your PIN used in combination with your Social Security Number will allow you to access the Interactive Voice Response (IVR) system to make your election. For your convenience the IVR is available 24 hour a day, 7 days a week.

Information about the Stock Option Exchange Program is provided in the Delta Offer to Exchange Certain Outstanding Stock Options for New Stock Options, which is being mailed to you separately.

Remember, your PIN number is confidential and should be kept in a safe place.

If you have any questions, please contact a Merrill Lynch representative at 1-888-335-8218. For calls from outside of the U.S., Canada or Puerto Rico, please contact a Merrill Lynch representative at 1-609-818-8834.


Thank you,

Sincerely,


Merrill Lynch